Exhibit 10.4

THIRD AMENDMENT

TO THE SECOND AMENDED AND RESTATED

SYSCO CORPORATION

BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN

THIS THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED SYSCO CORPORATION BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN (this “Amendment”).

WHEREAS, the Second Amended and Restated Sysco Corporation Board of Directors Deferred Compensation Plan, effective as of April 1, 2002, as amended by that certain First Amendment thereto, dated July 12, 2002, and that certain Second Amendment thereto, dated December 29, 2005 (the “Plan”), was adopted to allow non-employee members of the Board of Directors (the “Board”) of Sysco Corporation (the “Corporation”) to defer the receipt of some or all of their directors fees;

WHEREAS, Section 8.1 of the Plan authorizes the members of the Board who are not eligible to participate in the Plan (the “Employee Directors”) to amend the Plan at any time by an instrument in writing;

WHEREAS, on the recommendation of the Corporate Governance and Nominating Committee (the “Committee”), Mr. DeLaney, the sole Employee Director, has determined to amend the Plan to (i) correct certain language in the Plan and (ii) make certain changes relating to the Corporation’s right to recover assets from the trust established to fund the Corporation’s obligations under the Plan

WHEREAS, Mr. DeLaney has been advised by counsel that this Amendment does not constitute a “material modification” under Section 8.4 of the Plan.

NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of February 17, 2012, as follows:

1.	Section 1.22 of the Plan is hereby deleted in its entirety and replaced with the following:

“1.22	Trust. “Trust” means the trust established pursuant to the Trust Agreement.”

2.	Section 1.23 of the Plan is hereby amended by renumbering such Section as Section 1.25.

3.	Article I of the Plan is hereby amended by addition of the following definitions:

“1.23 Trust Agreement. “Trust Agreement” means the Third Amended and Restated Grantor Trust under the Sysco Corporation Supplemental Executive Retirement Plan, as may be further amended and/or restated from time to time.

1.24 Trustee. “Trustee” means the trustee as defined in the Trust Agreement.”

4.	Section 4.4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“(a) Crediting of Interest Prior to Commencement of Distribution. In the event a Participant or a Participant’s Beneficiaries are entitled to receive a distribution pursuant to Section 6.2 or 6.3, the Participant’s Account, as adjusted pursuant to Section 4.3(e), shall be credited with interest for the period beginning on the day following the day in which the event giving rise to the distribution occurs and ending on the last day of the month in which distribution payments commence. The interest rate shall be the interest rate determined in paragraph (c) below.”

5.	Article IX of the Plan is hereby deleted in its entirety and replaced with the following:

“9.1 Payments Under This Plan are the Obligation of the Company. Sysco shall pay the benefits due the Participants under this Plan; however, should it fail to do so when a benefit is due, then the benefit shall be paid by the Trust. In any event, if the Trust fails to pay for any reason, Sysco shall remain liable for the payment of all benefits provided by this Plan.

9.2 Plan May Be Funded Through the Trust. It is specifically recognized by both Sysco and the Participants that Sysco may, but is not required to, contribute any amount it finds desirable to a Trust established to accumulate assets to fund the obligations of Sysco under this Plan. However, under all circumstances, the Participants shall have no rights to any of the assets held in Trust; and, likewise, under all circumstances, the rights of the Participants to the assets held in the Trust shall be no greater than the rights expressed in this Plan and the Trust Agreement. Nothing contained in the Trust Agreement shall constitute a guarantee by Sysco that assets of Sysco transferred to the Trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should Sysco become insolvent or bankrupt. The Trust Agreement must specify that Participants in this Plan are only unsecured general creditors of Sysco in relation to their benefits under this Plan.

9.3 Reversion of Excess Assets. Sysco may at any time request the record keeper for the Plan to determine the present Account balance, taking into account credits and debits arising from the deemed Investment earnings and losses in accordance with Section 4.3, as of the month end coincident with or next following the request, of all Participants and Beneficiaries of deceased Participants for which Sysco is or will be obligated to make payments under this Plan. For periods prior to a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries under this Plan, Sysco may direct the Trustee to return to Sysco the assets which are in excess of the Account balances under this Plan. For periods following a Change of Control, if the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the Account balances of all Participants and Beneficiaries by ten percent (10%), Sysco may direct the Trustee to return to it all of the excess funds. However, if there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control shall be subtracted from the fair market value of the assets held in the Trust as of the determination date but before the determination is made.

9.4 Participants Must Rely Only on General Credit of the Company. The Company and the Participants recognize that this Plan is only a general corporate commitment, and that each Participant is merely an unsecured general creditor of the Company with respect to any of the Company’s obligations under this Plan.”

6.	Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed as of this 17th day of February, 2012, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ Russell T. Libby
Name:	Russell T. Libby
Title:	Senior Vice President, General Counsel and Corporate Secretary

ATTEST:

By:	/s/ Thomas P. Kurz
Name:	Thomas P. Kurz
Title:	Vice President, Deputy General Counsel and Assistant Secretary